Exhibit 99.1

Lexmark acquires Twistage and AccessVia

•	Twistage delivers industry-leading solutions that enhance and expand Lexmark’s capability to capture, manage, and deliver rich media content
•	AccessVia’s industry-leading signage software platform provides paper and digital solutions for the retail marketplace
•	Eight acquisitions since 2010 highlight Lexmark’s continued transition to a solutions-centric company

LEXINGTON, Ky., March 5, 2013 – Lexmark International, Inc. (NYSE: LXK) today announced the completion of two acquisitions, San Francisco-based Twistage and Seattle-based AccessVia. The total acquisition price for the companies combined is approximately $31.5 million.

Twistage

Twistage offers an industry-leading, pure cloud software platform for managing video, audio and image content.

Twistage’s framework easily integrates with customers’ existing applications and is flexible and adaptable – bridging gaps in a company’s media management infrastructure.

Twistage’s technology enables customers to securely ingest rich media in virtually any format, manage, and deliver content within their firewalls and outside the walls of their networks. The company’s architecture minimizes costs through a scalable and decentralized approach, equipping organizations to realize a return on their existing rich media assets across a wide range of mobile and desktop devices.

When combined with Lexmark, Twistage will enable customers to capture, manage and access all of their content, including rich media content assets, within the context of their business processes and enterprise applications.

AccessVia

AccessVia’s customers benefit from industry-leading signage solutions to create and produce retail shelf-edge materials, all from a single platform, which can be directed to a variety of output devices and published to digital signs or electronic shelf tags.

AccessVia’s software prints on-demand in stores on monochrome and color laser printers, smart multifunction products and on handheld devices in the aisle, or centrally in high-speed production print facilities. The technology also enables customers to publish to digital shelf signs, large digital displays or electronic shelf labels. AccessVia’s Web-based software tools can be delivered via their cloud-based software-as-a-service as well as an on-premise installation. Regardless of the deployment model, the tools are readily available and easy to use.

AccessVia, when combined with Lexmark’s managed print services (MPS) and expertise in delivering print and document process solutions to the retail market, will enable customers to quickly design and produce in-store signage for better and more timely merchandising in a highly distributed store environment.

AccessVia’s signage software platform provides paper and digital solutions to more than 75 retailers with more than 60,000 stores. Some of the well recognized brands and retailers that use AccessVia include Best Buy, Office Depot, Safeway, Family Dollar and El Corte Ingles.

Supporting Quotes

“Since 2010, Lexmark has completed eight acquisitions, further advancing the company’s transition from being hardware-focused to being a leading end-to-end solutions provider,” said Paul Rooke, Lexmark’s chairman and chief executive officer.  “Lexmark’s focus is on providing unique and powerful solutions to customers to help them grow their businesses by delivering industry-specific, scalable imaging and software solutions that simplify workflow and harness the power of information.”

“Twistage technology is a powerful addition to Perceptive Software process and content management solutions, giving our customers the ability to capture, manage, and deliver their rich media content in the context of their business processes,” said Scott Coons, Perceptive Software’s president and chief executive officer and Lexmark vice president.

“We look forward to leveraging the global footprint and financial strength of Lexmark as we bring Twistage’s rich media technologies to Perceptive Software’s innovative enterprise content and process management solutions,” said David Wadler, founder and chief executive officer of Twistage.

“With the acquisition of AccessVia, Lexmark is adding another key offering into our suite of innovative solutions for the retail marketplace,” said Marty Canning, Lexmark executive vice president and president of Imaging Solutions and Services. “Since our inception, Lexmark has been a leading provider of innovative output, managed print services and workflow solutions for retailers. Today, eight out of the top 10 U.S. retailers rely on Lexmark.

“The solutions capabilities AccessVia delivers, when combined with Lexmark’s deep retail industry expertise, will enable Lexmark to offer customers the ability to more accurately manage their branding and pricing integrity while simultaneously improving sign creation and distribution,” Canning added.

"Combining AccessVia’s publishing platform with Lexmark’s industry expertise allows us to deliver more powerful and compelling end-to-end solutions to our customers in their distributed retail environment,” said Dean A. Sleeper, AccessVia’s chief executive officer. “We are truly excited to develop and deliver a more powerful in-store, retail solutions portfolio to AccessVia and Lexmark customers.”

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a Lexmark company, is a leading provider of process, intelligent capture and content management software that helps organizations fuel greater operational efficiency. In 2012, Lexmark sold products in more than 170 countries and reported $3.8 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

For more information on Lexmark, see the Lexmark Facebook page and follow us on Twitter.

For more information about Perceptive Software, please visit the company’s Facebook and Twitter profiles.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
(859) 232-3546
ggrasso@lexmark.com

Perceptive Software Media Contact:
Sherlyn Manson
(913) 667-8811
sherlyn.manson@perceptivesoftware.com